EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 78 to Registration Statement No. 33-12, of Cash Reserve Fund, a Series of North Track Funds, Inc., on Form N-1A, of our report dated December 27, 2005, appearing in the Cash Reserve Fund Annual Report, for the year ended October 31, 2005, to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
Februrary 27, 2006